LOWE'S COMPANIES, INC.








                       BOARD OF DIRECTORS'





                      CORPORATE GOVERNANCE
                           GUIDELINES





























                            Adopted by Board Resolution:  12/9/94

                     Lowe's Companies, Inc.
                       Board of Directors'
                 Corporate Governance Guidelines


1.   Classification and Definition of Directors

     The principal classifications of Directors are "Independent" and "Management."

     The term "Management Director" includes both present and former employees who serve on the Board.

     The term "Independent Director" describes those individuals contemplated by prior rulings by the Securities Exchange Commission (SEC) defining "Disinterested Directors" and by IRS regulations defining "Outside Directors." Both of these speak very strongly on this subject and Lowe's does not feel that a by-law is necessary to establish any further definition of independent.

     The Board believes there is no current relationship between any Independent Director and Lowe's that would be construed in any way to compromise such independent designation.

2.   Mix of Independent and Management Directors

     Lowe's Board plans to continue its long-standing policy of maintaining a majority of Independent Directors. The Board also expects to continue to have Management Directors, including the Chief Executive Officer.

3.   Size of the Board

     The Board presently has 10 members. It is the sense of the Board that a range of 9 to 15 is appropriate.

4.   Board Membership Criteria

     The Independent Directors Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment should include an analysis of skills such as an understanding of retailing, merchandising, and hardlines distribution as well as appropriate sociological criteria as judged to be in the current best interests of Lowe's.

5.   Former Chief Executive Officer's Board Membership

     The Board believes this is a matter to be decided in each individual instance. It is expected that when the Chief Executive Officer resigns from that position, that person will voluntarily offer to resign from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chief Executive Officer and the Board.

     A former Chief Executive Officer serving on the Board will be considered a Management Director for purposes of corporate governance.

6.   Selection of New Director Candidates

     The Board itself should be responsible, in fact as well as procedure, for selecting its own members. The Board expects the process flow to begin with the direct input from the Chairman and the Chief Executive Officer to a screening by the Independent Directors Committee, to the full Board for action.

7. Extending the Invitation to a New Potential Director to Join the Board

     The invitation to join the Board should be extended jointly by the Chairman, the Chief Executive Officer and an Independent Director.

8.   Directors Who Change Their Present Job Responsibility

     It is the sense of the Board that individual Directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board.

     It is not the Board's view that Directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Independent Directors Committee, to review the continued appropriateness of Board membership under these circumstances.

9.   Term Limits

     The Board does not believe it should establish term limits. While term limits could help insure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

     As an alternative to term limits, the Independent Directors Committee, in consultation with the Chairman of the Board and the Chief Executive Officer, will review each Director's continuation on the Board every three years. This will allow each Director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

10.  Assessing the Board's Performance

     The Independent Directors Committee is responsible for reporting annually to the Board an assessment of the Board's performance. The report will include an analysis of the performance of the committees compared to their committee job descriptions. This report will be discussed with the full Board who will review the results and decide areas where it wants more information.

     This assessment would be of the Board's contribution as a whole and specifically review areas in which the Board and/or Management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target any individual Board member(s).

11.  Board Access to Senior Management

     Board members have complete access to Lowe's management and are encouraged to make regular contact.

12.  Board Interaction With Institutional Investors, the Press,
     Customers, etc.

     The Board believes that the Management and specifically, the Chairman, the Chief Executive Officer and their designees speak for Lowe's Companies. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with Lowe's Companies. But, it is expected that Board members would do this with the knowledge of Management and in most instances, at the request of Management.

13.  Board Compensation

     It is Lowe's policy to compensate Independent Directors in a range in the upper quartile of comparable firms. Under Lowe's bylaws, the Chairman and the Chief Executive Officer are responsible for this compensation administration, and recommendations to the full Board for adoption.

     Management Directors who are also employees receive no additional compensation for Board service.

14.  Board Retirement Age

     It is the sense of the Board that a retirement age of 70 be set for all future Board Members. All current (as of December 31, 1994) Directors will be grandfathered as follows:

     1. An interim retirement age of 72 is established, after which, on or before each December 31, the grandfathered
          Directors are expected to submit their voluntary resignation to the Independent Directors Committee for screening in accordance with Guideline 6.

15.  Number of Committees

     Currently, Lowe's has five Board committees:  1) Audit,
     2) Executive, 3) Independent Directors, 4) Compensation and,
     5) Government and Legal Affairs.

16.  Independent Directors Committee

     Of significance to these guidelines is the Independent
     Directors Committee, which will meet at least annually and more frequently at their discretion. The committee chairman will schedule the meeting(s).

     The group will meet with the CEO at any time but at minimum, will have an annual discussion and review with the CEO, and also with the Chairman whenever the Chairman is not the CEO and not an Independent Director.

     The Independent Directors Committee will also perform the functions of a Corporate Governance Committee.

17.  Assignment and Rotation of Committee Members

     The Chairman of the Board is responsible, after consultation with the Committee Chairmen and with individual Board members, for the assignment of Board members to various committees, subject to Board approval.

     The Board does not feel that rotating committee assignments on a fixed schedule should be mandated as a policy since there may be reasons at any given time to maintain an individual Director's committee membership for a longer period.

18.  Frequency and Length of Committee Meetings

     The Committee Chairman, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee.

19.  Committee Agenda

     The Chairman of each Committee, in consultation with Committee members and the appropriate members of Management and staff, will develop the Committee's agenda.

     At the beginning of each fiscal year, each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year (to the degree these can be foreseen). This forward agenda will be shared with the Board.

20.  Selection of Agenda Items for Board Meetings

     The Chairman of the Board and the Chief Executive Officer
     (if the Chairman is not the Chief Executive Officer) will establish the agenda for each Board meeting.

     Each Board member is free to suggest the inclusion of item(s) on the agenda.

     The secretary of the corporation is responsible for maintaining compliance with required Board actions.

21.  Board Materials Distributed in Advance

     It is the sense of the Board that information and data that is important to the Board's understanding of the business should be distributed in writing to the Board before the Board meets. Lowe's Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

22.  Presentations

     The sense of the Board is that presentations by senior management are beneficial in giving Board members the opportunity to evaluate these persons. Further, bios of presenters will be distributed in advance, with the Board meeting material.

23.  Attendance of Non-Directors at Board Meetings

     Lowe's Board is comfortable with the attendance at Board
     Meetings of non-Board members who are members of the President's or Chairman's staffs.

     Further, the Board specifically encourages Management to, from time to time, bring managers into Board Meetings who:
     (1) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that Management believes should be given exposure to the Board.

     Should the Chief Executive Officer or Chairman want to invite people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its prior concurrence.

24.  Selection of Chairman and CEO

     The Board will remain free to make this choice in the manner it judges most appropriate for the Company at any given point in time.

     Therefore, the Board does not have a predetermined policy as to whether or not the roles of the Chief Executive Officer and Chairman should be separate and, if they are to be separate, as to whether the Chairman should be an Independent Director or a Management Director.

25.  Formal Evaluation of the Chief Executive Officer

     The Independent Directors Committee should make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chairman of the Independent Directors Committee, and one other Independent Director, subsequent to the Committee's annual meeting.

26.  Succession Planning

     There shall be an annual report by the Chairman and Chief
     Executive Officer to the Board on succession planning.

     There shall also be available, on a continuing basis, recommendations from the Chairman and the Chief Executive
     Officer as to a succession plan should either or both be unexpectedly disabled.

27.  Management Development

     There shall be an annual report to the Board by the Chief
     Executive Officer on the Company's program of management development.

     This report should be given to the Board at the same time as the Succession Planning report noted above.